Exhibit 99.1

One Ridgmar Centre 6500 West Freeway, Suite 800 Fort Worth, Texas 76116 817.989.9000 telephone 817.989.9001 facsimile www.approachresources.com
News Release
Approach Resources Inc.
Reports Third Quarter 2010 Results
Net Income Increases 166% to $2.1 million, or $0.10 per share
Production Rises 25% to 2.5 Bcfe, or 27.3 MMcfe/d
Borrowing Base Increases to $150 million
     Fort Worth, Texas, November 2, 2010 — Approach Resources Inc. (NASDAQ: AREX) today reported financial and operating results for the third quarter of 2010. Highlights for the third quarter of 2010, compared to the third quarter of 2009, include:
•	Net income increased 166% to $2.1 million, or $0.10 per diluted share

•	Adjusted net income (non-GAAP) increased 111% to $2.3 million, or $0.11 per diluted share

•	Revenues increased 70% to $14.9 million

•	EBITDAX (non-GAAP) increased 31% to $11.6 million, or $0.54 per diluted share

•	Production increased 25% to 2.5 Bcfe (27.3 MMcfe/d)
Management’s Comments
     J. Ross Craft, the Company’s President and Chief Executive Officer, commented, “We delivered strong results during the third quarter, growing production, revenues, earnings and EBITDAX. In addition, our operating expenses per Mcfe decreased over the prior quarter and prior year. Our leasing efforts in the Permian Basin during the third quarter joined our legacy asset, Ozona Northeast, and Cinco Terry into one block of acreage covering approximately 98,000 net acres that we believe is prospective for one or more of the Clearfork and Wolfcamp Shale, or what we refer to as the Wolffork, Canyon Sands, Strawn and Ellenburger. The Wolffork pilot program is well underway, and we have spudded our first horizontal well targeting the Wolfcamp Shale zone. We believe our expanded acreage position, active drilling program, rising production and resource potential have us well positioned as we head into 2011.”
Third Quarter 2010 Results
     Production for the third quarter of 2010 totaled 2.5 Bcfe (27.3 MMcfe/d), compared to 2 Bcfe (21.8 MMcfe/d) produced in the third quarter of 2009, an increase of 25%. Production for the third quarter of 2010 increased 12.6% sequentially, compared to 2.2 Bcfe (24.5 MMcfe/d) produced in the second quarter of 2010. Third quarter 2010 production was 66% natural gas and 34% oil and NGLs, compared to 75% natural gas and 25% oil and NGLs in the third quarter of 2009.
     Net income for the third quarter of 2010 was $2.1 million, or $0.10 per diluted share, on revenues of $14.9 million, compared to a net loss of $3.1 million, or $0.15 per diluted share, on revenues of $8.8 million, for the third quarter of 2009. Net income for the third quarter of 2010 included a pretax, unrealized loss on commodity derivatives of $312,000.
     Excluding the unrealized loss on commodity derivatives and related income taxes, adjusted net income (non-GAAP) for the third quarter of 2010 was $2.3 million, or $0.11 per diluted share, compared to adjusted net income of $1.1 million, or $0.05 per diluted share, for the third quarter of 2009. See

“Supplemental Non-GAAP Financial and Other Measures” below for our reconciliation of adjusted net income to net income (loss).
     EBITDAX (non-GAAP) for the third quarter of 2010 was $11.6 million, or $0.54 per diluted share, compared to $8.9 million, or $0.42 per diluted share, for the third quarter of 2009. See “Supplemental Non-GAAP Financial and Other Measures” below for our reconciliation of EBITDAX to net income (loss).
     Average realized natural gas, oil and NGL prices for the third quarter of 2010, before the effect of commodity derivatives, were $4.34 per Mcf, $72.19 per Bbl of oil and $36.65 per Bbl of NGLs, compared to $3.32 per Mcf, $63.49 per Bbl of oil and $29.72 per Bbl of NGLs, for the third quarter of 2009. Our average realized price, including the effect of commodity derivatives, was $6.58 per Mcfe for the third quarter of 2010, compared to $6.52 per Mcfe for the third quarter of 2009.
     Lease operating expenses (“LOE”) for the third quarter of 2010 were $2 million, or $0.79 per Mcfe, compared to $1.9 million, or $0.95 per Mcfe, in the third quarter of 2009. The decrease in LOE per Mcfe over the prior year quarter was primarily due to an increase in production over the prior year quarter.
     Severance and production taxes for the third quarter of 2010 were $743,000, or 5.0% of oil and gas sales, compared to $455,000, or 5.2% of oil and gas sales, in the third quarter of 2009. The increase in production taxes was primarily due to the increase in oil and gas sales over the prior year period.
     Exploration expense for the third quarter of 2010 was $568,000, or $0.23 per Mcfe, compared to $534,000, or $0.27 per Mcfe, in the third quarter of 2009. Exploration expense for the third quarter of 2010 resulted primarily from 3-D seismic data costs related to Cinco Terry and lease renewals in Ozona Northeast and Kentucky.
     General and administrative expenses (“G&A”) for the third quarter of 2010 were $3.2 million, or $1.28 per Mcfe, compared to $2.2 million, or $1.12 per Mcfe, for the third quarter of 2009. The increase in G&A was principally due to higher share-based compensation, salaries and benefits and professional fees. Share-based compensation increased primarily as a result of a grant during the third quarter of 2010 of performance-based, time-vesting restricted shares to executive officers.
     Depletion, depreciation and amortization expense (“DD&A”) for the third quarter of 2010 was $5.8 million, or $2.32 per Mcfe, compared to $5.6 million, or $2.79 per Mcfe, for the third quarter of 2009. The decrease in DD&A per Mcfe was primarily attributable to an increase in estimated proved developed reserves at June 30, 2010.
Operations Update
     During the third quarter of 2010, we drilled a total of 27 gross (15 net) wells, of which five gross (four net) wells were waiting on completion at September 30, 2010. During 2010, we have drilled a total of 72 gross (44.5 net) wells in the Permian Basin with a 100% success rate.
     On October 18, 2010, we announced the results of a detailed geological and petrophysical study of the Wolfcamp Shale and Clearfork (“Wolffork”) formations across our West Texas acreage position. We identified the Wolffork through extensive regional mapping, using whole-core data, 3-D seismic data from over 135,000 acres and well data from over 400 wellbores that we have drilled and completed while targeting the deeper Canyon Sands, Strawn and Ellenburger zones. The Wolffork is comprised of three stacked pay zones, the Clearfork, Dean and Wolfcamp Shale formations. Petrophysical analyses indicate more than 2,500 feet of gross pay from the Wolffork. To date, we have recompleted three wells in the

Wolfcamp Shale, and commingled the Wolfcamp Shale and Canyon Sands in another well. During the fourth quarter of 2010, we plan to further delineate the Wolffork trend across our acreage position. Our Wolffork pilot program for the balance of 2010 is outlined below.
•	Drill one horizontal well, the Cinco Terry “M” 901-H, targeting the Wolfcamp Shale. We expect to complete the horizontal well during the first quarter of 2011.

•	Recomplete the Cinco Terry 1601, targeting the Wolfcamp Shale zone.

•	Recomplete two wells in Ozona Northeast (southeast portion of Project Pangea), targeting the Wolffork.

•	Complete the Baker “C” 1201, targeting the Wolffork and Canyon Sands zones.
Acquisition Update
     We also recently announced the acquisition of an additional 10% working interest in Cinco Terry (northwest portion of Project Pangea) from a non-operating partner for $21.5 million. The acquisition included 1.9 MMBoe of estimated proved reserves (60% oil and NGLs and 61% proved developed), 470 Boe/d of production and 5,033 net acres.
Capital Expenditures Update
     Capital expenditures in the third quarter of 2010 totaled $22.6 million. Capital expenditures during the first nine months of 2010 totaled $52.4 million, and included our acquisition of 28,994 net acres that connected Ozona Northeast and Cinco Terry into one project area that we have called “Project Pangea.” Project Pangea is approximately 98,000 net, primarily contiguous acres and is characterized by multiple oil and liquids-rich formations. We currently expect capital expenditures to total $31 million to $33 million during the fourth quarter of 2010, and $83 million to $85 million for the full year ending December 31, 2010, including the acquisition of an additional 10% working interest in Cinco Terry for $21.5 million.
     Our remaining capital expenditure budget for 2010 is subject to change depending upon a number of factors, including economic and industry conditions at the time of drilling, prevailing and anticipated prices for oil, gas and NGLs, the results of our development and exploration efforts, the availability of sufficient capital resources for drilling prospects, our financial results, lease extensions and renewals, the availability of new leases and our ability to obtain permits for drilling locations.
Liquidity and Commodity Derivatives Update — Borrowing Base Increase
     We have a $200 million revolving credit agreement with $115 million borrowing base at September 30, 2010, of which $51.1 million was drawn at September 30, 2010. At September 30, 2010, our debt-to-capital ratio and liquidity were 18% and $64 million, respectively.
     In October 2010, we entered into a ninth amendment to our credit agreement, which increased the borrowing base by $35 million to $150 million, based on our mid-year 2010 proved reserves. We believe we have adequate liquidity from internally generated cash flows and borrowings under our revolving credit facility for temporary working capital needs and maintenance of our traditional Canyon Sands drilling program. Future expansion of our drilling program or future acquisitions may require additional sources of equity or debt financing, which may not be available. Pro forma for the October 2010 borrowing base increase, our liquidity was $99 million at September 30. See “Supplemental Non-GAAP Financial and Other Measures” below for our calculations of “debt-to-capital ratio” and “liquidity.”

     The following table details our commodity derivative positions at September 30, 2010:

	Volume (MMBtu)		$/MMBtu
Period	Monthly	Total	Fixed
NYMEX — Henry Hub
Price swaps 2010	150,000	450,000	$5.85
Price swaps 2010	150,000	450,000	$6.40
Price swaps 2010	100,000	300,000	$6.36

Weighted average price ($/MMBtu)			$6.18

WAHA basis differential
Basis swaps 2010	415,000	1,245,000	$(0.71)
Basis swaps 2011	300,000	3,600,000	$(0.53)
2010 Financial and Operational Guidance
     The table below sets forth our current and previous 2010 financial and operational guidance. We have increased our production guidance as a result of the acquisition of an additional 10% working interest in Cinco Terry, increased G&A guidance as a result of higher G&A, including share-based compensation, for the first nine months of 2010, and decreased our DD&A guidance as a result of lower DD&A for the first nine months of 2010. The 2010 guidance is forward-looking information that is subject to a number of risks and uncertainties, many of which are beyond the Company’s control.

	Previous	Current
	2010	2010
	Guidance	Guidance
Production:
Total (MMcfe)	8,900 - 9,400	9,100 - 9,600

Operating costs and expenses:
Lease operating (per Mcfe)	$0.85 - 0.95	$0.85 - 0.95
Severance and production taxes (percent of oil and gas sales)	5% - 6%	5% - 6%
Exploration (per Mcfe)	$0.30 - 0.40	$0.30 - 0.40
General and administrative (per Mcfe)	$1.05 - 1.15	$1.10 - 1.20
Depletion, depreciation and amortization (per Mcfe)	$2.50 - 3.00	$2.25 - 2.75
Conference Call Information
     The Company will host a conference call on Wednesday, November 3, 2010, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) to discuss third quarter 2010 results. To participate in the conference call, domestic participants should dial (866) 272-9941 and international participants should dial (617) 213-8895 approximately 15 minutes before the scheduled conference time. To access the simultaneous webcast of the conference call, please visit the Calendar of Events page under the Investor Relations section of the Company’s website, www.approachresources.com, 15 minutes before the scheduled conference time to register for the webcast and install any necessary software. A replay of the webcast will be available for one year on the Company’s website.
Forward-Looking Statements
     This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of management regarding the Company’s expected 2010 production and operating costs and expenses guidance and 2010 capital expenditures. These statements are based on certain assumptions made by the Company based on management’s experience, perception of historical trends and technical analyses, current conditions, anticipated future developments and other factors believed to be appropriate and reasonable by management. When used in this press release, the words “will,” “potential,” “believe,” “estimate,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “plan,” “predict,” “project,” “profile,” “model,” or their negatives, other similar expressions or the statements that include those words, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Further information on such assumptions, risks and uncertainties is available in the Company’s Securities and Exchange Commission (“SEC”) filings. The Company’s SEC filings are available on the Company’s website at www.approachresources.com. Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.
About Approach Resources Inc.
     Approach Resources Inc. is an independent energy company engaged in the exploration, development, production and acquisition of oil and gas properties in the United States. The Company’s core operations, production and reserve base are located in the Permian Basin in West Texas. The Company targets multiple oil and liquids-rich formations in the Permian Basin, where the Company operates approximately 98,000 net acres. At June 30, 2010, the Company’s estimated proved reserves were 46.4 MMBoe, 50% oil and NGLs and 50% natural gas. For more information about the Company, please visit www.approachresources.com. Please note that the Company routinely posts important information about the Company under the Investor Relations section of its website.

UNAUDITED RESULTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Revenues (in thousands)
Gas	$7,216	$5,001	$21,762	$16,936
Oil	5,135	2,490	12,630	7,700
NGLs	2,565	1,296	6,899	4,131

Total oil and gas sales	14,916	8,787	41,291	28,767

Realized gain on commodity derivatives	1,615	4,271	3,613	11,896

Total oil and gas sales including derivative impact	$16,531	$13,058	$44,904	$40,663

Production
Gas (MMcf)	1,664	1,505	4,646	4,900
Oil (MBbls)	71	39	172	155
NGLs (MBbls)	70	44	174	164

Total (MMcfe)	2,511	2,003	6,723	6,817
Total (MMcfe/d)	27.3	21.8	24.6	25.0

Average prices
Gas (per Mcf)	$4.34	$3.32	$4.68	$3.46
Oil (per Bbl)	72.19	63.49	73.41	49.53
NGLs (per Bbl)	36.65	29.72	39.64	25.18

Total (per Mcfe)	$5.94	$4.39	$6.14	$4.22

Realized gain on commodity derivatives (per Mcfe)	0.64	2.13	0.54	1.75

Total including derivative impact (per Mcfe)	$6.58	$6.52	$6.68	$5.97

Costs and expenses (per Mcfe)
Lease operating (1)	$0.79	$0.95	$0.90	$0.88
Severance and production taxes	0.30	0.23	0.30	0.20
Exploration	0.23	0.27	0.33	0.08
General and administrative	1.28	1.12	1.18	1.07
Depletion, depreciation and amortization	2.32	2.79	2.48	2.75

(1)	Lease operating expenses per Mcfe include ad valorem taxes.

APPROACH RESOURCES INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except shares and per-share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

REVENUES:
Oil and gas sales	$14,916	$8,787	$41,291	$28,767

EXPENSES:
Lease operating	1,995	1,894	6,038	6,016
Severance and production taxes	743	455	2,047	1,392
Exploration	568	534	2,245	534
General and administrative	3,212	2,237	7,902	7,277
Depletion, depreciation and amortization	5,832	5,595	16,677	18,766

Total expenses	12,350	10,715	34,909	33,985

OPERATING INCOME (LOSS)	2,566	(1,928)	6,382	(5,218)

OTHER:
Interest expense, net	(615)	(451)	(1,631)	(1,353)
Realized gain on commodity derivatives	1,615	4,271	3,613	11,896
Unrealized (loss) gain on commodity derivatives	(312)	(6,414)	2,882	(8,589)

INCOME (LOSS) BEFORE INCOME TAX PROVISION (BENEFIT)	3,254	(4,522)	11,246	(3,264)
INCOME TAX PROVISION (BENEFIT)	1,167	(1,378)	4,045	(317)

NET INCOME (LOSS)	$2,087	$(3,144)	$7,201	$(2,947)

EARNINGS (LOSS) PER SHARE:
Basic	$0.10	$(0.15)	$0.34	$(0.14)

Diluted	$0.10	$(0.15)	$0.34	$(0.14)

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	21,357,682	20,929,508	21,139,089	20,839,746
Diluted	21,484,465	20,929,508	21,265,794	20,839,746

UNAUDITED SELECTED FINANCIAL DATA

Unaudited Consolidated Balance Sheet Data	September 30,	December 31,
(in thousands)	2010	2009

Cash and cash equivalents	$417	$2,685
Other current assets	16,171	9,318
Property and equipment, net, successful efforts method	339,199	304,483
Other assets	2,521	2,440

Total assets	$358,308	$318,926

Current liabilities	$28,243	$21,996
Long-term debt	51,069	32,319
Other long-term liabilities	49,331	44,115
Stockholders’ equity	229,665	220,496

Total liabilities and stockholders’ equity	$358,308	$318,926

	Nine Months Ended
Unaudited Consolidated Cash Flow Data	September 30,
(in thousands)	2010	2009

Net cash provided (used) by:
Operating activities	$32,455	$22,930
Investing activities	$(53,115)	$(19,468)
Financing activities	$18,396	$(6,848)
Effect of foreign currency translation	$(4)	$9
Supplemental Non-GAAP Financial and Other Measures
     This release contains certain financial measures that are non-GAAP measures. We have provided reconciliations within this release of the non-GAAP financial measures to the most directly comparable GAAP financial measures here and on the Non-GAAP Financial Information page in the Investor Relations section of our website at www.approachresources.com.
Adjusted Net Income
     This release contains the non-GAAP financial measures adjusted net income and adjusted net income per diluted share, which exclude an unrealized, pretax loss (gain) on commodity derivatives and related income taxes. The amounts included in the calculation of adjusted net income and adjusted net income per diluted share below were computed in accordance with GAAP. We believe adjusted net income and adjusted net income per diluted share are useful to investors because they provide readers with a more meaningful measure of our profitability before recording certain items whose timing or amount cannot be reasonably determined. However, these measures are provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP (including the notes), included in our SEC filings and posted on our website.

     The following table reconciles adjusted net income to net income (loss) for the three and nine months ended September 30, 2010 and 2009, respectively (in thousands, except per-share amounts):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Net income (loss)	$2,087	$(3,144)	$7,201	$(2,947)
Adjustments for certain non-cash items:
Unrealized loss (gain) on commodity derivatives	312	6,414	(2,882)	8,589
Related income tax effect	(106)	(2,181)	980	(2,920)

Adjusted net income	$2,293	$1,089	$5,299	$2,722

Adjusted net income per diluted share	$0.11	$0.05	$0.25	$0.13

EBITDAX
     We define EBITDAX as net income, plus (1) exploration expense, (2) depletion, depreciation and amortization expense, (3) share-based compensation expense, (4) unrealized loss (gain) on commodity derivatives, (5) interest expense and (6) income taxes. EBITDAX is not a measure of net income or cash flow as determined by GAAP. The amounts included in the calculation of EBITDAX were computed in accordance with GAAP. EBITDAX is presented herein and reconciled to the GAAP measure of net income because of its wide acceptance by the investment community as a financial indicator of a company’s ability to internally fund development and exploration activities. This measure is provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP (including the notes), included in our SEC filings and posted on our website.
     The following table reconciles EBITDAX to net income (loss) for the three and nine months ended September 30, 2010 and 2009, respectively (in thousands, except per-share amounts):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Net income (loss)	$2,087	$(3,144)	$7,201	$(2,947)
Exploration	568	534	2,245	534
Depletion, depreciation and amortization	5,832	5,595	16,677	18,766
Share-based compensation	1,047	414	2,043	1,434
Unrealized loss (gain) on commodity derivatives	312	6,414	(2,882)	8,589
Interest expense, net	615	451	1,631	1,353
Income tax provision (benefit)	1,167	(1,378)	4,045	(317)

EBITDAX	$11,628	$8,886	$30,960	$27,412

EBITDAX per diluted share	$0.54	$0.42	$1.46	$1.31

Debt-to-Capital Ratio
     Debt-to-capital ratio is calculated as of September 30, 2010, by dividing long-term debt (GAAP) of $51.1 million by the sum of total stockholders’ equity (GAAP) and long-term debt (GAAP) of $280.7 million. We use the debt-to-capital ratio as a measurement of our overall financial leverage. However, this ratio has limitations. This ratio can vary from year to year for the Company and can vary among companies based on what is or is not included in the ratio on a company’s financial statements. This ratio is provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP (including the notes), included in our SEC filings and posted on our website.
Liquidity
     Liquidity is calculated by adding the net funds available under our revolving credit facility and cash and cash equivalents. We use liquidity as an indicator of the Company’s ability to fund development and exploration activities. However, this measurement has limitations. This measurement can vary from year to year for the Company and can vary among companies based on what is or is not included in the measurement on a company’s financial statements. This measurement is provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP (including the notes), included in our SEC filings and posted on our website.

		9/30/2010
		Pro Forma for
	9/30/2010	Borrowing Base
($ in thousands)	Actual	Increase

Borrowing base	$115,000	$150,000
Cash and cash equivalents	417	417
Outstanding letters of credit	(350)	(350)
Long-term debt	(51,069)	(51,069)

Liquidity	$63,998	$98,998

Glossary:
Bbl. One stock tank barrel, of 42 U.S. gallons liquid volume, used herein to reference oil, condensate or NGLs.
GAAP. Generally accepted accounting principles in the United States.
MBbl. Thousand barrels of oil, condensate or NGLs.
Mcf. Thousand cubic feet of natural gas.
Mcfe. Thousand cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of oil, condensate or NGLs.
MMBoe. Million barrels of oil equivalent, determined using the ration of six Mcf of natural gas to one Bbl of oil, condensate or NGLs.
MMcf. Million cubic feet of natural gas.
MMcfe. Million cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of oil, condensate or NGLs.
NGLs. Natural gas liquids.
/d. “Per day” when used with volumetric units or dollars.

Contact:
J. Ross Craft, President and Chief Executive Officer
Steven P. Smart, Executive Vice President and Chief Financial Officer
Megan P. Brown, Investor Relations and Corporate Communications
Approach Resources Inc.
(817) 989-9000
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